SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is dated as of November 2, 2021, by and among SILICON VALLEY BANK, a California corporation (“Bank”), OUTBRAIN INC., a Delaware corporation (“Outbrain” or “Lead Borrower”), ZEMANTA HOLDING USA INC., a Delaware corporation (“Zemanta Holding”) and ZEMANTA INC., a Delaware corporation (together, with Lead Borrower and Zemanta Holding, collectively, “Borrowers”, and each, a “Borrower”). This Agreement amends and restates, in its entirety, the Prior Loan Agreement. The parties agree as follows: 1 LOAN AND TERMS OF PAYMENT 1.1 Revolving Line. (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be prepaid or repaid as set forth on Schedule I hereto. (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the outstanding principal amount of all Advances, the accrued and unpaid interest thereon, and all other outstanding Obligations relating to the Revolving Line shall be immediately due and payable (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations). 1.2 Letters of Credit Sublimit. (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for the account of the applicable Borrower or, at Bank’s discretion and subject to completion of required know-your-customer requirements, any of its Subsidiaries. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus the sum of all outstanding principal amounts of any Advances. In addition, the aggregate Dollar Equivalent of the face amount of Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) which may be outstanding is as set forth on Schedule I hereto. Any amounts required hereunder to reimburse Bank for any amounts not paid by the applicable Borrower in connection with Letters of Credit will be treated as an Advance under the Revolving Line and will accrue interest at the interest rate applicable to Prime Rate Advances. (b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to at least (i) 103.0% of the face amount of all such Letters of Credit denominated in Dollars and (ii) 108.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such Letters of Credit (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations). (c) All Letters of Credit shall be in form and substance acceptable to Bank, in its sole discretion, and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). The applicable Borrower shall execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrowers shall be bound by the regulations and interpretations of the issuer of any Letters of Credit guaranteed by Bank and issued for the applicable account or by Bank’s interpretations of any Letter of Credit issued by Bank for such account. Bank shall not be liable for any error, or mistake, whether of omission or commission, in following a Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto other than to the extent resulting from gross negligence or willful misconduct of Bank.

2 (d) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application. (e) Each Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers (including, for the avoidance of doubt, for Letters of Credit issued hereunder for the account of their Subsidiaries) of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges). (f) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to a percentage (which percentage shall be determined by Bank in its sole discretion) of the Dollar Equivalent of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding. 1.3 Overadvances. If, at any time, the sum of (a) the aggregate outstanding principal amount of any Advances, plus (b) the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), exceeds the lesser of (i) the Revolving Line or (ii) the Borrowing Base, Borrowers shall pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). 1.4 Payment of Interest on the Credit Extensions. (a) Interest Payments. Interest on the principal amount of each Advance is payable as set forth on Schedule I hereto. (b) Interest Rate. Subject to Section 1.4(c), the outstanding principal amount of any Advance shall accrue interest as set forth on Schedule I hereto. Notwithstanding any terms in this Agreement to the contrary, if at any time the interest rate applicable to any Obligations is less than zero percent (0.0%), such interest rate shall be deemed to be zero percent (0.0%) for all purposes of this Agreement. (c) Default Rate. Immediately upon the occurrence and during the continuance of a Specified Event of Default, and at the election of Bank with respect to any other Event of Default, the outstanding Obligations shall bear interest at a rate per annum which is two percent (2.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 1.4(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank. (d) Adjustment to Interest Rate. Each change in the interest rate applicable to any amounts payable under the Loan Documents based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of such change. (e) Interest Computation. Interest shall be computed as set forth on Schedule I hereto. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. (f) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 1.10(a). Subject to Sections 1.9 and 1.10, such rate shall apply during the

3 entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance. 1.5 Fees. Borrowers shall pay to Bank: (a) Facility Fee. A fully earned, non-refundable facility fee as set forth on Schedule I hereto; (b) Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit, including, without limitation, a Letter of Credit Fee with respect to each Letter of Credit payable upon the issuance, each anniversary of such issuance and any renewal thereof, which shall be fully earned and non- refundable as of such date; (c) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the last calendar day of each calendar quarter occurring thereafter prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”), in an amount equal to Unused Revolving Line Facility Fee Percentage of the average unused portion of the Revolving Line, as reasonably determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 1.4(e), which shall be fully earned and non-refundable as of such date. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve); (d) Bank Expenses. All Bank Expenses incurred through and after the Effective Date, when due (or, if no stated due date, within ten (10) days of demand by Bank). Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrowers shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrowers under the clauses of this Section 1.5 pursuant to the terms of Section 1.6(c). Bank shall provide Lead Borrower written notice of deductions made pursuant to the terms of the clauses of this Section 1.5. 1.6 Payments; Application of Payments; Debit of Accounts. (a) All payments (including prepayments) to be made by Borrowers under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 12:00 p.m. Eastern time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid. (b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrowers shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. (c) Bank may debit the Designated Deposit Account (or, if funds in the Designated Deposit Account are insufficient or if an Event of Default has occurred and is continuing, any other account of any Borrower maintained with Bank), for principal and interest payments or any other amounts Borrower owes Bank when due under the Loan Documents. These debits shall not constitute a set-off. 1.7 Change in Circumstances.

4 (a) Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, Bank, (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitment, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (iii) impose on Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Credit Extensions made by Bank, and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Credit Extension (or of maintaining its obligation to make any such Credit Extension), or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, upon written request of Bank, Borrowers shall promptly pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered. (b) Capital Requirements. If, prior to the termination of this Agreement, Bank determines that any Change in Law affecting Bank regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Bank’s capital as a consequence of this Agreement, the Revolving Line, any term loan facility, or the Credit Extensions made by Bank to a level below that which Bank would have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of Bank, Borrowers shall promptly pay to Bank such additional amount or amounts as will compensate Bank for any such reduction suffered. (c) Delay in Requests. Failure or delay on the part of Bank to demand compensation pursuant to this Section 1.11 shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate Bank pursuant to subsection (a) for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that Bank notifies Lead Borrower of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period shall be extended to include the period of retroactive effect). 1.8 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Lead Borrower) requires the deduction or withholding of any Tax from any such payment by Borrowers, then (i) Borrowers shall be entitled to make such deduction or withholding, (ii) Lead Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 1.8) Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made. (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law. (c) Tax Indemnification. Without limiting the provisions of subsections (a) and (b) above, Lead Borrower shall, and does hereby, indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 1.8) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Lead Borrower by Bank shall be conclusive absent manifest error. (d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority pursuant to this Section 1.8, Lead Borrower shall deliver to Bank a certified copy of a

5 receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank. (e) Status of Bank. If Bank (including any assignee or successor) is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, it shall deliver to Borrowers, at the time or times reasonably requested by Lead Borrower, such properly completed and executed documentation reasonably requested by Lead Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Bank, if reasonably requested by Lead Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Lead Borrower as will enable Borrowers to determine whether or not Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, Bank shall deliver whichever of IRS Form W-9, IRS Form W-8BEN- E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications. (f) Treatment of Certain Refunds. If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of Bank, shall repay to Bank the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will Bank be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person. 1.9 Procedures for Borrowing. (a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, an Advance shall be made upon Lead Borrower’s (via an individual duly authorized by an Administrator) irrevocable written notice delivered to Bank in the form of a Notice of Borrowing or without instructions if any Advances are necessary to meet Obligations which have become due; provided, however, that any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the Lead Borrower (by written notice to Bank on or prior to the specified effective date) if such condition is not satisfied. The Notice of Borrowing shall be made by Lead Borrower through Bank’s online banking program, provided, however, if Lead Borrower is not utilizing Bank’s online banking program, then such Notice of Borrowing shall be in the form attached hereto as Exhibit B and shall be executed by an Authorized Signer. The Notice of Borrowing must be received by Bank prior to 12:00 p.m. Eastern time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, and in each case specifying: (1) the amount of the Advance; (2) the requested Funding Date; and (3) whether the Advance is to be comprised of LIBOR Advance or Prime Rate Advance. Notwithstanding any terms in this Agreement to the contrary, each LIBOR Advance shall not be less than One Million Dollars ($1,000,000.00) and shall be in a multiple of One Hundred Thousand Dollars ($100,000.00). In addition to such Notice of Borrowing, Lead Borrower shall promptly deliver to Bank by electronic mail or through Bank’s online banking program accounts receivable aging reports, as Bank may reasonably request. (b) Bank shall credit proceeds of a Credit Extension to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if such Advances are necessary to meet Obligations which have become due. 1.10 Conversion and Continuation Elections. (a) So long as (i) no Event of Default exists; (ii) Borrowers shall not have sent any notice of termination of this Agreement; and (iii) Borrowers shall have complied with such customary procedures as Bank has

6 established from time to time for Borrowers’ requests for LIBOR Advances, Lead Borrower may, upon irrevocable written notice to Bank: (1) elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances; (2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or (3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances. (b) Lead Borrower shall deliver a Notice of Conversion/Continuation by electronic mail via Bank’s online banking program, provided, however, if Lead Borrower is not utilizing Bank’s online banking program, then such Notice of Conversion/Continuation shall be in the form attached hereto as Exhibit C and shall be executed by an Authorized Signer. The Notice of Conversion/Continuation is to be received by Bank prior to 12:00 p.m. Eastern time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the: (1) proposed Conversion Date or Continuation Date; (2) aggregate amount of the Advances to be converted or continued; (3) nature of the proposed conversion or continuation; and (4) if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period. (c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Lead Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Lead Borrower shall be deemed to have elected to renew such Advance as a one (1) month LIBOR Advance. (d) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrowers agree to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account (or, if funds in the Designated Deposit Account are insufficient or if an Event of Default has occurred and is continuing, any other account of any Borrower maintained with Bank)) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 1.10(d). (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances. 1.11 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

7 (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Lead Borrower. (b) Inability to Determine Applicable Interest Rate. (i) In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice to Lead Borrower of such determination, whereupon (A) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Lead Borrower that the circumstances giving rise to such notice no longer exist, and (B) any Notice of Borrowing or Notice of Conversion/Continuation given by Lead Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be Prime Rate Advances unless such Notice of Borrowing or Notice of Conversion/Continuation shall be rescinded by Lead Borrower in writing within one (1) Business Day of Bank’s giving of notice of its inability to determine the applicable interest rate for LIBOR Advances pursuant to this Section 1.11(b)(i). (ii) If at any time Bank determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in Section 1.11(b)(i) have arisen and such circumstances are unlikely to be temporary; or (B) the circumstances set forth in Section 1.11(b)(i) have not arisen but the supervisor for the administrator of the LIBOR reporting system or a Governmental Authority having jurisdiction over Bank has made a public statement announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, or that LIBOR is no longer representative, then Bank shall determine an alternate rate of interest to LIBOR and a spread adjustment mechanism that gives due consideration to (1) any selection or recommendation of a replacement rate or the mechanism for determining such a rate or spread adjustment mechanism by the Federal Reserve Board of Governors and/or a committee officially endorsed or convened by the Federal Reserve Board of Governors, or any successor thereto and/or (2) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for similarly situated loans in the United States at such time, and Bank shall amend this Agreement to reflect such alternate rate of interest, such spread adjustment, and such other related changes to this Agreement as may be applicable; provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Bank shall provide Lead Borrower with notice of such amendment. Notwithstanding anything to the contrary in Section 11.6, such amendment shall become effective at 5:00 p.m. Eastern time on the tenth (10th) Business Day after Bank has provided such amendment to Lead Borrower without any further action or consent of Lead Borrower, so long as Bank has not received, by such time, written notice of objection to such amendment from Lead Borrower. In the event that Lead Borrower objects to such amendment, Bank and Lead Borrower shall endeavor to agree on an alternate rate of interest that is mutually acceptable. Until an alternate rate of interest shall be determined in accordance with this Section 1.11(b)(ii) (but in the case of the circumstances described in clause (B) of the first sentence of this Section 1.11(b)(ii), only to the extent that LIBOR for such Interest Period is not available or published at such time on a current basis), (x) any LIBOR Advances requested to be made shall be made as Prime Rate Advances, and (y) any outstanding LIBOR Advances shall be converted, on the last day of the then-current Interest Period, to Prime Rate Advances. (c) Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 1.12(c) and 1.12(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, including, for the avoidance of doubt, if such Notice of Borrowing was conditioned and was revoked prior to the borrowing date specified therein as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, Borrowers shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:

8 (A) the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over (B) the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above. Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error. (d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 1.11 and under Section 1.12 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 1.11 and under Section 1.12. (e) LIBOR Advances After an Event of Default. After the occurrence and during the continuance of an Event of Default, (i) Lead Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 1.11(c), any Notice of Conversion/Continuation given by Lead Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Lead Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances. 1.12 Additional Requirements/Provisions Regarding LIBOR Advances. (a) Without duplication of amounts paid pursuant to Section 1.7(a), Borrowers shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office); (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

9 (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). Bank will notify Lead Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 1.12(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Lead Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 1.12(a). Determinations and allocations by Bank for purposes of this Section 1.12(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error. (b) Without duplication of amounts paid pursuant to Section 1.7(b), if, prior to the termination of this Agreement, Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within ten (10) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 1.12(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 1.12, Borrowers shall not be required to compensate Bank pursuant to this Section 1.12(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Lead Borrower of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. (c) [Reserved]. (d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon written notice from Bank, Lead Borrower shall be deemed to have elected to convert such LIBOR Advance to a Prime Rate Advance and shall be obligated to pay amounts set forth in Section 1.11(c)(ii) in connection therewith. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Lead Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Lead Borrower shall have the option, subject to the provisions of Section 1.11(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by electronic means or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by electronic means or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above. 2 CONDITIONS OF EFFECTIVENESS AND CREDIT EXTENSIONS 2.1 Conditions Precedent to Effectiveness of Agreement. The effectiveness of this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation: (a) duly executed Loan Documents;

10 (b) the Operating Documents of each Borrower and long-form good standing certificates of each Borrower certified by the Secretary of State of the State of Delaware and the Secretary of State (or equivalent agency) of each other jurisdiction where the failure to be so qualified or in good standing would reasonably be expected to have a Material Adverse Effect, in each case as of a date no earlier than 30 days prior to the Effective Date; (c) certificate duly executed by a Responsible Officer or secretary of each Borrower with respect to such Borrower’s (i) Operating Documents and (ii) Borrowing Resolutions; (d) certified copies, dated as of a recent date, of searches for financing statement filed in the central filing office of the State of Delaware, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released; (e) duly executed Perfection Certificates of Lead Borrower; (f) a legal opinion of Borrowers’ counsel dated as of the Effective Date; (g) evidence satisfactory to Bank that the insurance policies required by Section 5.8 hereof are in full force and effect; (h) with respect to the initial Advance, a completed Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to Borrowers’ Accounts); and (i) payment of the fees and Bank Expenses then due as specified in Section 1.5 hereof. 2.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent: (a) receipt of Lead Borrower’s Credit Extension request and the related materials and documents as required by and in accordance with Section 1.9; and (b) the representations and warranties in this Agreement shall be true and correct in all material respects as of the date of any Credit Extension request and as of the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true and correct in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date. 3 CREATION OF SECURITY INTEREST 3.1 Grant of Security Interest. (a) Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. (b) Each Borrower acknowledges that it previously has entered, or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, such Borrower agrees that any amounts such Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that

11 it is the intent of such Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject to Permitted Liens). 3.2 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all jurisdictions deemed necessary or appropriate by Bank to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect. 3.3 Termination. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrowers. In the event (a) all Obligations (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations), except for Bank Services, are satisfied in full, and (b) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Lead Borrower providing cash collateral acceptable to Bank in its sole discretion for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least (x) 103.0% of the face amount of all such outstanding Letters of Credit denominated in Dollars and (y) 108.0% of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith, to secure all of the Obligations relating to such outstanding Letters of Credit. 4 REPRESENTATIONS AND WARRANTIES Each Borrower represents and warrants, which representations and warranties shall be deemed made on the Effective Date and on the date of the making of each Credit Extension and at any other time specified in any Loan Documents, as follows: 4.1 Due Organization, Authorization; Power and Authority. (a) Each Borrower and each of its Subsidiaries are each duly existing and in good standing as a Registered Organization in their respective jurisdiction of formation and are qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of their respective business or their ownership of property requires that they be qualified except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. (b) All information set forth on the Perfection Certificate pertaining to Borrowers and each of their Subsidiaries is true and correct in all material respects (it being understood and agreed that Borrowers may from time to time, after the Effective Date, update certain information in the Perfection Certificate and the Perfection Certificate shall be deemed to be updated when such updated Perfection Certificate is delivered to Bank). (c) The execution, delivery and performance by each Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s or any such Subsidiary’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Applicable Law, (iii) contravene, conflict with or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Borrower or such Subsidiary or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Borrower or such Subsidiary is bound. Neither Borrower nor any of its Subsidiaries are in default under any agreement to which

12 it is a party or by which it is bound in which the default would reasonably be expected to have a Material Adverse Effect. 4.2 Collateral. (a) The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject to Permitted Liens). Each Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. (b) Each Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate on the Effective Date or as to which Lead Borrower has provided written notice in accordance with Section 5.9(b) and which such Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 5.9(c). The Accounts are bona fide, existing obligations of the Account Debtors. (c) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. (d) All Inventory is in all material respects of good and marketable quality, free from material defects. (e) Each Borrower owns, or possesses the right to use to the extent necessary in its business, all Intellectual Property, licenses and other intangible assets that are used in the conduct of its business as now operated, except to the extent that such failure to own or possess the right to use such asset would not reasonably be expected to have a Material Adverse Effect, and no such asset, to the best knowledge of such Borrower, conflicts with the valid Intellectual Property, license, or intangible asset of any other Person to the extent that such conflict would reasonably be expected to have a Material Adverse Effect. (f) Except as noted on the Perfection Certificate on the Effective Date or for which notice has been given to Bank pursuant to and in accordance with Section 5.11(a), each Borrower is not a party to, nor is it bound by, any Restricted License. 4.3 Accounts Receivable. (a) For each Account included in the most recent Borrowing Base Statement, on the date each Advance is requested and made, such Account shall be an Eligible Account. (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all Applicable Law. Each Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Statement. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their express terms. 4.4 Litigation; Indictments. There are no actions, investigations or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against each Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect. No Borrower or any of its Subsidiaries has been indicted, or threatened in writing with indictment, under any criminal statute, and no criminal or civil proceedings have been commenced against any Borrower or any of its Subsidiaries, pursuant to which statute or proceedings the

13 penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of Lead Borrower and its Subsidiaries. 4.5 Financial Statements; Financial Condition. All consolidated financial statements for Lead Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Lead Borrower’s consolidated financial condition and Lead Borrower’s consolidated results of operations for the periods covered thereby, subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnote disclosures. 4.6 Solvency. The fair salable value of Borrowers’ and their Subsidiaries’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrowers’ and their Subsidiaries’ consolidated liabilities; Borrowers and their Subsidiaries, collectively, are not left with unreasonably small capital after the transactions in this Agreement; and Borrowers and their Subsidiaries, collectively, are able to pay its debts (including trade debts) as they mature. 4.7 Regulatory Compliance. Each Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Each Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower and each of its Subsidiaries (a) has complied in all material respects with all Applicable Law, and (b) have not violated any Applicable Law the violation of which would reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries have duly complied with, and their respective facilities, business, assets, property, leaseholds, real property and Equipment are in compliance with, Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; there have been no outstanding citations, notices or orders of non-compliance issued to each Borrower or any of its Subsidiaries or relating to their respective facilities, businesses, assets, property, leaseholds, real property or Equipment under such Environmental Laws. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make or file the same would not reasonably be expected to have a Material Adverse Effect. 4.8 Subsidiaries; Investments. No Borrower owns any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments. 4.9 Tax Returns and Payments; Pension Contributions. (a) Other than as set forth in the Perfection Certificate on the Effective Date, each Borrower and each of its Subsidiaries have timely filed, or submitted extensions for, all required tax returns and reports, and each Borrower and each of its Subsidiaries have timely paid all applicable foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower and each of its Subsidiaries except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Five Hundred Thousand Dollars ($500,000). Other than as set forth in the Perfection Certificate on the Effective Date, no Borrower is aware of any claims or adjustments proposed for any of such Borrower’s or any of its Subsidiary’s prior tax years which would result in additional taxes becoming due and payable by such Borrower or any of its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate. (b) Each Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their express terms and in accordance with the requirements of Applicable Law, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which would reasonably be expected to result in any liability of such Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

14 4.10 Full Disclosure. No written representation, warranty or other statement of a Borrower or any of its Subsidiaries in any report, certificate or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such reports, certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates or written statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by a Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts, and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material). 4.11 Sanctions. Neither Borrower nor any of their Subsidiaries is: (a) in violation of any Sanctions; or (b) a Sanctioned Person. Neither Borrower nor any of its Subsidiaries, nor, to any Borrower’s knowledge, any of its directors, officers, employees, agents or Affiliates: (i) conducts any business or engages in any transaction or dealing with any Sanctioned Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Sanctions; or (iv) otherwise engages in any transaction that would cause Bank to violate any Sanctions. 4.12 No Material Adverse Effect. Since December 31, 2020, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect. 5 AFFIRMATIVE COVENANTS Each Borrower shall do all of the following (unless waived, modified or extended by Bank, in its sole discretion), which shall be taken together with, and subject to, the Perfection Certificate: 5.1 Use of Proceeds. Cause the proceeds of the Credit Extensions to be used solely (a) as working capital or (b) to fund its general business purposes, and other purposes permitted under this Agreement. 5.2 Government Compliance. (a) (i) Maintain its and all of its Subsidiaries’ legal existence (except as permitted under Section 6.3 with respect to Subsidiaries only) and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect and (ii) comply, and have all of its Subsidiaries comply, in all material respects, with all laws, ordinances and regulations to which it is subject. (b) Obtain all of the Governmental Approvals necessary for the performance by such Borrower and each of its Subsidiaries of their obligations under the Loan Documents to which it is a party, including any grant of a security interest to Bank. Each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank. 5.3 Financial Statements, Reports, Certificates. Lead Borrower shall deliver to Bank by submitting to the Financial Statement Repository: (a) Borrowing Base Statement. A Borrowing Base Statement (and any schedules related thereto, including without limitation a detailed accounts receivable ledger, and including any other information requested by Bank with respect to Lead Borrower’s Accounts) (i) when a Streamline Period is not in effect, on a weekly basis and no later than Monday of each week with respect to the immediately preceding week, (ii) when a Streamline Period is in effect, on a monthly basis and no later than the last day of each month with respect to the immediately preceding month;

15 (b) Accounts Receivable. By the last day of the subsequent month after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), detailed debtor listing, transaction reports, and general ledger; provided that, notwithstanding the foregoing, the items listed in subclause (C) shall only be required to be provided hereunder solely if and to the extent otherwise prepared by a Borrower for internal or other purposes; (c) Monthly Financial Statements. As soon as available, but no later than the last day of each month, a company prepared consolidated balance sheet and income statement covering Lead Borrower’s consolidated operations with respect to the immediately preceding month in a form reasonably acceptable to Bank; (d) Compliance Statement. No later than the last day of each month and together with the statements set forth in Section Error! Reference source not found.(c), a duly completed Compliance Statement with respect to the immediately preceding month, confirming that as of the end of such month, each Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenant set forth in this Agreement and such other information as Bank may reasonably request; (e) Annual Operating Budget and Financial Projections. Within 45 days after the end of each fiscal year of Lead Borrower, (A) annual operating budgets for the upcoming fiscal year of Lead Borrower, and (B) annual financial projections for the upcoming fiscal year of Lead Borrower, in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections; (f) Annual Audited Financial Statements. As soon as available, and in any event within 180 days following the end of Lead Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (g) SEC Filings. Within five (5) days of filing, notification of the filing and copies of all periodic and other reports, proxy statements and other materials filed by Lead Borrower and/or any of its Subsidiaries with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which any Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on such Borrower’s or any of its Subsidiaries’ website on the internet at such Borrower’s or any of its Subsidiaries’ website address; provided, however, Lead Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such document; (h) Security Holder and Subordinated Debt Holder Reports. Within ten (10) Business Days of delivery, copies of all material statements, reports and notices made available to any Borrower’s security holders or to any holders of Subordinated Debt (solely in their capacities as security holders or holders of Subordinated Debt and not in any other role); (i) Beneficial Ownership Information. Within ten (10) days after the end of each fiscal quarter of Lead Borrower, written notice of any changes to the beneficial ownership information set out in Section 14 of the Perfection Certificate. Borrowers understand and acknowledge that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; (j) Legal Action Notice and Updates. (i) Prompt written notice of any legal actions, investigations or proceedings pending or threatened in writing, following the Effective Date, against any Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Million Dollars ($5,000,000); and (ii) at the reasonable request of Bank, conference calls between Bank and/or its representatives and Lead Borrower’s officers with knowledge of any such legal actions, investigations or proceedings regarding developments therein; provided however, that

16 Borrowers shall not be required to disclose any information that Borrowers reasonably deem to be subject to attorney- client privilege; (k) Tort Claim Notice. If any Borrower shall acquire a commercial tort claim in excess of One Million Dollars ($1,000,000), such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank; (l) Government Filings. Within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings by any Borrower or any of its Subsidiaries with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Applicable Law or that would reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise a Material Adverse Effect; (m) Registered Organization. If any Borrower is not a Registered Organization as of the Effective Date but later becomes one, promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number; (n) Default. Prompt written notice of the occurrence of a Default or an Event of Default; and (o) Other Information. Promptly, from time to time, such other information regarding any Borrower or any of its Subsidiaries or compliance with the terms of any Loan Documents as reasonably requested by Bank. Any submission by any Borrower of a Compliance Statement, a Borrowing Base Statement or any other financial statement submitted to the Financial Statement Repository pursuant to this Section 5.3 or otherwise submitted to Bank shall be deemed to be a representation by such Borrower that (i) as of the date of such Compliance Statement, Borrowing Base Statement or other financial statement, the information and calculations set forth therein are true and correct, (ii) as of the end of the compliance period set forth in such submission, such Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, Borrowing Base Statement or other financial statement, as applicable. Any documents required to be delivered under this Agreement may be delivered electronically, and to the extent any such document is filed with the SEC, shall be deemed to have been delivered under this Agreement on the date on which such document is filed electronically with the SEC’s EDGAR system. 5.4 Accounts Receivable. (a) Schedules and Documents Relating to Accounts. Lead Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section Error! Reference source not found., on Bank’s standard forms; provided, however, that Lead Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrowers’ Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Lead Borrower shall furnish Bank with copies (or, at Bank’s reasonable request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Lead Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts in excess of $1,000,000, in the same form as received, with all necessary indorsements, and copies of all credit memos. (b) Disputes. At any time when any Credit Extension is outstanding or a pending Notice of Borrowing has been submitted to Bank, Lead Borrower shall promptly notify Bank of all disputes or claims relating to Accounts in excess of $500,000 individually or $1,500,000 in the aggregate per month for all such disputes or claims. Each Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) such Borrower does so in good faith, in a

17 commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions; (ii) no Event of Default has occurred and is continuing; and (iii) there shall not be an Overadvance after taking into account all such discounts, settlements and forgiveness; provided further that at any time when any Credit Extension is outstanding or a pending Notice of Borrowing has been submitted to Bank, and such compromises, reductions or settlements exceed $500,000 individually or $1,500,000 in the aggregate per month, Lead Borrower shall notify Bank of such compromise, reduction, or settlement. (c) Collection of Accounts. Each Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked accounts” as specified by Bank (any such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, each Borrower shall promptly deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Bank’s right to maintain a reserve pursuant to Section 5.4(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to such Borrower’s operating account with Bank. Each Borrower hereby authorizes Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve any Borrower of its obligations hereunder). (d) Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when a an Event of Default exists and any Credit Extension is outstanding, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 5.4(c) above (including amounts otherwise required to be transferred to Lead Borrower’s operating account with Bank) up to the amount of all outstanding Credit Extensions and any interest and fees accrued and unpaid thereon as a reserve to be applied to such Credit Extensions regardless of whether such Credit Extensions are then due and payable. (e) Returns. Provided no Specified Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to any Borrower, Lead Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount in accordance with such Borrower’s customary business practices and (iii) upon reasonable request from Bank, provide a copy of such credit memorandum to Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Specified Event of Default, each Borrower shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory. (f) Verifications; Confirmations; Credit Quality; Notifications. Bank may, from time to time, (i) upon prior written notice to Lead Borrower, verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) in Bank’s Permitted Discretion conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit. (g) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrowers’ obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct. 5.5 Remittance of Proceeds. Except as otherwise provided in Section 5.4(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by any Borrower not later than the following Business Day after receipt by such Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 5.4(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 8.4 hereof; provided that, if no Specified Event of Default has occurred and is continuing, no Borrower shall be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by such Borrower in good faith in an arm’s length transaction. Each Borrower agrees that it will not commingle proceeds of Collateral with any of such Borrower’s other funds or property,

18 but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section 5.5 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement. 5.6 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file (in each case, unless subject to a valid extension), all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower and each of its Subsidiaries, except (i) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Five Hundred Thousand Dollars ($500,000), (ii) for deferred payment of any taxes contested pursuant to the terms of Section 4.9(a) hereof or (iii) with respect for matters set forth in the Perfection Certificate on the Effective Date, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay, and require each of its Subsidiaries to pay, all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their express terms and any requirements of Applicable Law. 5.7 Access to Collateral; Books and Records. At reasonable times, on five (5) Business Days’ written notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrowers’ Books; provided that Borrowers shall not be required to disclose any information that Borrowers reasonably deem to be subject to attorney-client privilege and any such inspection and audit shall be restricted in respect thereof. Such inspections and audits shall be conducted no more often than once every twelve (12) months (or more frequently as Bank in its reasonable discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be conducted at Borrowers’ expense and the charge therefor shall be $1,000.00 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus out-of-pocket expenses. In the event, Borrowers and Bank schedule an audit more than eight (8) days in advance, and Borrowers cancel or seek to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrowers shall pay Bank a fee of $2,000.00 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling. 5.8 Insurance. (a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrowers’ industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrowers, and in amounts that are reasonably satisfactory to Bank. (b) All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral. (c) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. (d) At Bank’s reasonable request, each Borrower shall deliver copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 5.8 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank 30 days prior written notice before any such policy or policies shall be canceled or altered in any material respect. If any Borrower fails to obtain insurance as required under this Section 5.8 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 5.8, and take any action under the policies Bank deems prudent. 5.9 Accounts.

19 (a) Maintain all of such Borrower’s and any of its Subsidiaries’ operating accounts and depository accounts with Bank or Bank’s Affiliates, with the exception of the Offshore Accounts. (b) In addition to the foregoing, Borrowers and any Domestic Subsidiary of any Borrower shall obtain any domestic business credit card, letter of credit and cash management services exclusively from Bank so long as Bank offers on materially comparable terms, conditions and pricing offered by any provider other than Bank. Lead Borrower shall give Bank written notice of any proposal from any provider for any domestic business credit card, letter of credit or cash management services with respect to any Borrower or any of their Domestic Subsidiaries, which notice shall (i) identify the provider offering such domestic business credit card, letter of credit or cash management services and summarize the terms, conditions and pricing thereof, and (ii) be delivered on the terms set forth in Section 10 hereof (such notice described in (i) and (ii), the “Bank Services Notice”). Upon receipt of such Bank Services Notice, Bank shall have the right (but not the obligation) within ten (10) Business Days to agree to provide such domestic business credit card, letter of credit or cash management services to any Borrower or any of its Domestic Subsidiaries on materially comparable terms, or, other terms that Bank may propose and any Borrower or any of its Domestic Subsidiaries may agree to, in their sole discretion. If Bank agrees to provide such domestic business credit card, letter of credit and cash management services as set forth in the immediately preceding sentence, the applicable Borrower or Domestic Subsidiary shall be required to enter into such domestic business credit card, letter of credit or cash management services with Bank and not the other provider. (c) In addition to and without limiting the restrictions in (a), each Borrower shall provide Bank a written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. Subject to Section 5.18, for each Collateral Account that any Borrower at any time maintains (other than Offshore Accounts), such Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply (i) to Collateral Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Bank by Lead Borrower as such, or (ii) to Collateral Accounts with an average monthly balance not in excess of $500,000 for each such deposit account or $2,500,000 for all such Collateral Accounts (collectively, the “Excluded Accounts”). 5.10 Financial Covenants. Lead Borrower shall maintain at all times, as of the last day of each month when a Streamline Period is not in effect, on a consolidated basis with respect to Lead Borrower and its Subsidiaries, measured as of the end of each fiscal month on a trailing twelve (12) month basis, a Fixed Charge Coverage Ratio of at least 1.00 to 1.00. For the avoidance of doubt, as soon a Streamline Period terminates, the Fixed Charge Coverage Ratio shall automatically be tested as of the last day of the most recent month end for which financial statements were required to be delivered hereunder or have been delivered hereunder even if a Streamline Period was in effect as of such month end. 5.11 Protection of Intellectual Property Rights. (a) (i) Protect, defend and maintain the validity and enforceability of each Borrower’s and each Subsidiary’s Intellectual Property, except to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect; (ii) promptly advise Bank in writing of infringements or any other event that would reasonably be expected to materially and adversely affect the value of such Borrower’s and each Subsidiary’s Intellectual Property; and (iii) not allow any Intellectual Property material to Lead Borrower and its Subsidiaries’ business (taken as a whole) to be abandoned, forfeited or dedicated to the public without Bank’s written consent. (b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Each Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any

20 Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents. 5.12 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, such Borrower and its officers and employees and such Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrowers. 5.13 Online Banking. (a) Utilize Bank’s online banking platform for all matters reasonably requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section Error! Reference source not found.). (b) Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness of any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator. 5.14 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 6.3 and 6.7, at the time that any Borrower forms any Subsidiary or acquires any Subsidiary after the Effective Date (including, without limitation, pursuant to a Division) or any Dormant Subsidiary of any Borrower commences operations after the Effective Date, such Borrower shall (a) cause such Subsidiary, if a Domestic Subsidiary, to provide to Bank a joinder to this Agreement to become a co-borrower hereunder without any need to amend this Agreement by any party hereto, together with documentation and subject to conditions set forth in the joinder, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such Domestic Subsidiary), (b) pledge to Bank all of the direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to Bank; provided, that with respect to the pledge by any Borrower of a perfected security interest in the stock, units or other evidence of ownership of each Foreign Subsidiary, such Borrower shall only be required to grant and pledge to Bank a perfected security interest in up to sixty-five percent (65%) of the stock, units or other evidence of ownership of such Foreign Subsidiary; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.14 shall be a Loan Document. Any Domestic Subsidiary that is not a wholly-owned Subsidiary shall not be required to become a Borrower hereunder to the extent its organizational documents or other binding agreements prohibit or restrict (including by any requirement to obtain governmental or regulatory authority or third party consent, approval, license or authorization) such Subsidiary from becoming a Borrower hereunder at the time it becomes a Subsidiary and such prohibition or restriction was not entered in contemplation of avoiding such Subsidiary’s obligations hereunder. 5.15 [Reserved]. 5.16 Further Assurances. Execute any further instruments and take such further action as Bank reasonably requests to perfect, protect, ensure the priority of or continue Bank’s Lien on the Collateral or to effect the purposes of this Agreement. 5.17 Sanctions. (a) Not, and not permit any of its Subsidiaries to, engage in any of the activities described in Section 4.11 in the future; (b) not, and not permit any of its Subsidiaries to, become a Sanctioned Person; and (c) ensure that the proceeds of the Obligations are not used to violate any Sanctions. In addition, have implemented, and will consistently apply while this Agreement is in effect, procedures to ensure that the representations and warranties in Section 4.11 remain true and correct in all material respects while this Agreement is in effect.

21 5.18 Post-Closing Matters. Deliver to or establish with Bank, as applicable, each of the following, in form and substance acceptable to Bank: (a) within sixty (60) days of the Effective Date (or such later date as may be agreed by Bank in its sole discretion), duly executed Control Agreements with respect to all Collateral Accounts other than Excluded Accounts and Collateral Accounts maintained with Bank; (b) within sixty (60) days of the Effective Date (or such later date as may be agreed by Bank in its sole discretion), a Cash Collateral Account with Bank for each multicurrency account maintained with Bank; (c) within forty-five (45) days of the Effective Date (or such later date as may be agreed by Bank in its sole discretion), evidence satisfactory to Bank that the insurance policies and endorsements required by Section 5.8 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and additional insured clauses or endorsements in favor of Bank; and (d) within ninety (90) days after the Effective Date (or such later date as may be agreed by Bank in its sole discretion), all of the existing and outstanding original shares of capital stock of any Subsidiary directly held by each Borrower and pledged to Bank hereunder, together with an original undated stock power for each such certificate executed in blank by an Authorized Signer of such Borrower. 6 NEGATIVE COVENANTS Each Borrower shall not do any of the following (unless waived, modified or extended by Bank, in its sole discretion): 6.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Permitted Transfers. 6.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by such Borrower and such Subsidiary, as applicable, or reasonably related or ancillary thereto and logical extensions thereof; (b) liquidate or dissolve unless permitted under Section 6.3; (c) permit, allow or suffer to occur any Change in Control; or (d) without a written notice to Bank (i) change its jurisdiction of organization, (ii) change its organizational structure or type, or (iii) change its legal name. 6.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, except that a Subsidiary may merge or consolidate into another Subsidiary or a Borrower, provided that if such merger or consolidation involves a Borrower, such Borrower is the surviving entity, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock, partnership, membership, or other ownership interest or other equity securities or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) other than Permitted Acquisitions. 6.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness. 6.5 Encumbrance. Create, incur, allow, or suffer to exist any Lien on any of its property or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (except Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement) or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting such Borrower or any Subsidiary required to become a Borrower hereunder from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of such Borrower’s or Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 6.1 hereof and the definition of “Permitted Liens” herein.

22 6.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 5.9(c). 6.7 Restricted Payments; Investments. (a) Make, or permit any of its Subsidiaries to make, any Restricted Payment other than Permitted Restricted Payments; provided that, notwithstanding anything set forth herein, any Restricted Payment that would have been permitted to be made hereunder if paid on the date such Restricted Payment was declared, shall be permitted to be made hereunder so long as such Restricted Payment is paid within sixty (60) days of the date it was declared; or (b) directly or indirectly make, or permit any Subsidiary to make, any Investment (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) other than Permitted Investments. 6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower, except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person. 6.9 Subordinated Debt. Except as expressly permitted under the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt is subject: (a) make or permit any payment on such Subordinated Debt; or (b) amend any provision in any document relating to such Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or materially adversely affect the subordination thereof to Obligations owed to Bank. 6.10 Compliance. (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; (b) in each case, except as could not reasonably be expected to result in a material liability of Borrower or any Subsidiary, (i) fail to meet the minimum funding requirements of ERISA, (ii) permit a Reportable Event (as defined in Section 4043(c) of ERISA) or Prohibited Transaction, (as defined in Section 406 of ERISA or Section 4975 of the Code) to occur with respect to an “employee benefit plan” as defined in Section 3(3) of ERISA that is sponsored, maintained or contributed to by the Borrower or any Subsidiary (a “Plan”), (iii) fail to comply with the Federal Fair Labor Standards Act, (iv) incur any other liability under Title IV of ERISA or (v) violate applicable requirements of ERISA or the Code with respect to a Plan; or (c) withdraw or permit any Subsidiary to withdraw from participation in, or permit partial or complete termination of any pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any material liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority. 6.11 PubCo Notes. Make, or permit any of its Subsidiaries to make, any PubCo Notes Payments, except for Permitted PubCo Notes Payments. 7 EVENTS OF DEFAULT Any one of the following (unless waived, modified or extended by Bank, in its sole discretion) shall constitute an event of default (an “Event of Default”) under this Agreement: 7.1 Payment Default. Any Borrower fails to (a) make any payment of principal on any Credit Extension on its due date, or (b) pay any interest or any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date); 7.2 Covenant Default. (a) Any Borrower fails or neglects to perform any obligation in Section 5 (other than Sections 5.2 (Government Compliance), 5.3 (Financial Statements, Reports, Certificates), 5.9(a) and (b) (Accounts), 5.12

23 (Litigation Cooperation), 5.15 (Inventory; Returns) and 5.16 (Further Assurances)) or violates any covenant in Section 6; or (b) Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 7) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof, or in the case of the obligations in Section 5.3 only, within ten (10) days after the occurrence thereof. Cure periods provided under this section shall not apply to any covenants set forth in clause (a) above; 7.3 [Reserved]. 7.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, funds of any Borrower or any Subsidiary, in each case in excess of $5,000,000 in the aggregate or (ii) a notice of lien or levy is filed against any of Borrower’s or any of its Subsidiaries’ material assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within fifteen (15) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any fifteen (15) day cure period; or (b) (i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Borrower or any of its Subsidiaries from conducting all or any material part of its business; 7.5 Insolvency. (a) Any Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower or any of its Subsidiaries and is not dismissed or stayed within 45 days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist or until any Insolvency Proceeding is dismissed); 7.6 Other Agreements. There is, under any agreement to which any Borrower, any of Borrower’s Subsidiaries is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Million Dollars ($5,000,000.00); 7.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars ($5,000,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, or after execution thereof, or stayed pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, or stay of such fine, penalty, judgment, order or decree); 7.8 Misrepresentations. Any Borrower or any of its Subsidiaries or any Person acting for any Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (it being agreed and acknowledged by Bank that the projections and forecasts provided by any Borrower or any of its Subsidiaries in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results and such differences may be material); 7.9 Subordinated Debt. If the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

24 7.10 Lien Priority. There is a material impairment in the perfection or priority of Bank’s security interest in a material portion of the Collateral; 7.11 [Reserved]; or 7.12 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of any Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of any Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction. 8 BANK’S RIGHTS AND REMEDIES 8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following: (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.5 occurs all Obligations are immediately due and payable without any action by Bank); (b) stop advancing money or extending credit for any Borrower’s benefit under this Agreement; (c) demand that each Borrower (i) deposit cash with Bank in an amount equal to at least (A) 103.0% of the aggregate face amount of any Letters of Credit denominated in Dollars remaining undrawn, and (B) 108.0% of the Dollar Equivalent of the aggregate face amount of any Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or estimated by Bank to become due in connection therewith), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; (d) [reserved]; (e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing any Borrower money of Bank’s security interest in such funds. Each Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit; (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies; (g) apply to the Obligations any (i) balances and deposits of any Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of each Borrower;

25 (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. For use solely upon the occurrence and during the continuation of an Event of Default, Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 8.1, each Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral; (j) demand and receive possession of each Borrower’s Books; and (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code or any Applicable Law (including disposal of the Collateral pursuant to the terms thereof). 8.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its true and lawful attorney-in-fact, (a) exercisable upon the occurrence and during the continuance of an Event of Default, to: (i) endorse such Borrower’s name on any checks, payment instruments, or other forms of payment or security; (ii) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (iii) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or such Borrower’s name, as Bank chooses); (iv) make, settle, and adjust all claims under such Borrower’s insurance policies; (v) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (vi) transfer the Collateral into the name of Bank or a third party as the Code permits; and (b) regardless of whether an Event of Default has occurred, to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral. Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until such time as all Obligations (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations) have been satisfied in full, Bank is under no further obligation to make Credit Extensions and the Loan Documents have been terminated. Bank shall not incur any liability in connection with or arising from the exercise of such power of attorney and shall have no obligation to exercise any of the foregoing rights and remedies. 8.3 Protective Payments. If Lead Borrower fails to obtain the insurance called for by Section 5.8 or fails to pay any premium thereon or fails to pay any other amount which a Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide such Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default. 8.4 Application of Payments and Proceeds. Bank may apply any funds in its possession, whether from any Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to any Borrower or other Persons legally entitled thereto; such Borrower shall remain liable to Bank for any deficiency. If Bank, in its commercially reasonable discretion, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

26 8.5 Bank’s Liability for Collateral. Bank’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession or under its control, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as Bank deals with its own property consisting of similar instruments or interests. Each Borrower bears all risk of loss, damage or destruction of the Collateral. 8.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence. 8.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Borrower is liable. 8.8 Borrower Liability. Each Borrower (other than Lead Borrower) hereby appoints Lead Borrower as agent for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be liable for the Credit Extensions and Obligations as set forth on Schedule I hereto. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other Applicable Law, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by any Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by any Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 8.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 8.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured. 9 NOTICES All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or email address indicated below; provided that, for clause (b), if such notice, consent, request, approval, demand or other communication is not sent during the normal business hours of the recipient, it shall be deemed to have been sent at the opening of business on the next Business Day of the recipient. Bank or Lead Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 9. If to any Borrower: Outbrain Inc. 111 West 19th Street New York, New York 10011

27 Attn: Barry Schofield; Veronica Gonzalez Email: bschofield@outbrain.com; vgonzalez@outbrain.com with a copy to (which shall not constitute notice): Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 Attn: Adam C. Wolk Email: awolk@mayerbrown.com If to Bank: Silicon Valley Bank 387 Park Avenue South, 2nd Floor New York, NY 10016 Attn: Dylan Wong Email: DWong@svb.com with a copy to (which shall not constitute notice): Morrison & Foerster LLP 200 Clarendon, Floor 20 Boston, Massachusetts 20116 Attn: Charles W. Stavros, Esquire Email: cstavros@mofo.com 10 CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER Except as otherwise expressly provided in any of the Loan Documents, New York law governs the Loan Documents without regard to principles of conflicts of law that would require the application of the laws of another jurisdiction. Each of the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction with respect to the Loan Documents or to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each of the parties hereto expressly, irrevocably and unconditionally submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby irrevocably and unconditionally consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each of the parties hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 9 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT. EACH PARTY HERETO HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

28 This Section 10 shall survive the termination of this Agreement and the repayment of all Obligations. 11 GENERAL PROVISIONS 11.1 Termination Prior to Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations) have been satisfied. So long as Borrowers have satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their express terms, are to survive the termination of this Agreement and the repayment of all Obligations, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 3.3 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank. All notices of termination shall be irrevocable; provided, however, that any such notice may state that it is conditioned upon the occurrence or non- occurrence of any event specified therein, in which case such notice may be revoked by the Lead Borrower (by written notice to Bank on or prior to the specified effective date) if such condition is not satisfied. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination and the repayment of all Obligations shall continue to survive notwithstanding this Agreement’s termination and the repayment of all Obligations. 11.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign or transfer this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s sole discretion) and any other attempted assignment or transfer by such Borrower shall be null and void. Bank has the right, with the prior written consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed), to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided that, the prior written consent of Lead Borrower shall not be required if (1) a Specified Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to an Affiliate of Bank; provided that Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Bank within ten (10) Business Days after having received notice thereof. Notwithstanding anything to the contrary set forth in this Agreement, Bank and Borrowers hereby agree that prior to any sale, transfer, assignment of any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents that results in more than one lender being party to this Agreement, they shall use commercially reasonably efforts to amend this Agreement to include customary syndicated-credit facilities voting provisions and customary yank-a-bank provisions; provided that such actions to amend this Agreement shall not be required to be taken prior to any sale, transfer or assignment if a Specified Event of Default has occurred and is continuing. 11.3 Indemnification. (a) General Indemnification. Each Borrower shall indemnify, defend and hold Bank and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Bank and its Affiliates (each, an “Indemnified Person”) harmless against: all losses, claims, damages, liabilities and related expenses (including Bank Expenses and the reasonable and documented out-of-pocket fees, charges and disbursements of a single counsel for all Indemnified Persons (in addition to a single local counsel in each relevant jurisdiction)) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Credit Extension or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any environmental liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment

29 to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 11.3 shall be payable promptly after demand therefor. (b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Borrower shall assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Credit Extension, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. (c) Judgment Currency; Currency Indemnification. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under Applicable Law). This Section 11.3 shall survive the termination of this Agreement and the repayment of all Obligations until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run. 11.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement. 11.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision. 11.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be effective unless, and only to the extent, expressly set forth in a writing signed by each party hereto. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. 11.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

30 11.8 Confidentiality. Bank agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed (a) to Bank’s Subsidiaries and Affiliates and their respective employees, directors, agents, attorneys, accountants and other professional advisors (collectively, “Representatives” and, together with Bank, collectively, “Bank Entities”) on a need to know basis and who have agreed to be bound by the confidentiality provisions herein; (b) to prospective transferees, assignees, credit providers or purchasers of Bank’s interests under or in connection with this Agreement and their Representatives (provided, however, Bank shall obtain any such prospective transferee’s, assignee’s, credit provider’s, purchaser’s or their Representatives’ agreement to the terms of this provision); (c) following prior written notice thereof by Bank to Lead Borrower (to the extent permitted by law and practical), as required by law, regulation, subpoena, or other order; (d) following prior written notice thereof by Bank to Lead Borrower (to the extent permitted by law and practical), to Bank’s regulators or as otherwise required or requested in connection with Bank’s examination or audit other than routine examinations or audits; (e) in connection with the exercise of remedies under the Loan Documents or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. “Information” means all information received from, or on behalf of, any Borrower regarding any Borrower, its Subsidiaries or their business, in each case other than information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information. 11.9 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures, including any Electronic Signature as defined in the Electronic Transactions Law (2003 Revision) of the Cayman Islands (the “Cayman Islands Electronic Signature Law”), if applicable, or the keeping of records in electronic form, including any Electronic Record, as defined in Cayman Islands Electronic Signature Law, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Cayman Islands Electronic Signature Law; provided, however that sections 8 and 19(3) of the Cayman Islands Electronic Signature Law shall not apply to this Agreement or the execution or delivery thereof. 11.10 Right of Setoff. Each Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them, and other obligations owing to Bank or any such entity. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may setoff the same or any part thereof and apply the same to any liability or Obligation of such Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. 11.11 Captions and Section References. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. Unless indicated otherwise, section references herein are to sections of this Agreement. 11.12 Construction of Agreement. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist. 11.13 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

31 11.14 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement. 11.15 Anti-Terrorism Law. Bank hereby notifies each Borrower that, pursuant to the requirements of Anti-Terrorism Law, Bank may be required to obtain, verify and record information that identifies such Borrower, which information may include the name and address of such Borrower and other information that will allow Bank to identify Borrower in accordance with Anti-Terrorism Law. Borrower hereby agrees to take any action necessary to enable Bank to comply with the requirements of Anti-Terrorism Law. 11.16 No Novation. Each Borrower and Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Loan Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of such Borrower outstanding under the Prior Loan Agreement or instruments securing the same, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of the Obligations or any liabilities under the Prior Loan Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other Loan Documents executed in connection therewith. Each Borrower hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Effective Date all references in any such Loan Document to the “Loan and Security Agreement”, the “Loan Agreement” the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Prior Loan Agreement shall mean the Prior Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that the Prior Loan Agreement or any Loan Document executed in connection therewith purports to assign or pledge to the Bank, or to grant to the Bank a Lien on, any collateral as security for the Obligations of any Borrower from time to time existing in respect of the Prior Loan Agreement, such pledge, assignment or grant of the Lien is hereby ratified and confirmed in all respects and shall remain effective as of the first date it became effective. 12 ACCOUNTING TERMS AND OTHER DEFINITIONS 12.1 Accounting and Other Terms. (a) Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP (except for with respect to unaudited financial statements for the absence of footnotes and subject to year-end audit adjustments), provided that if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, each Borrower and Bank shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) each Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842. Notwithstanding any terms in this Agreement to the contrary, for purposes of any financial covenant and other financial calculations in this Agreement (other than for purposes of updating the Borrowing Base) which are made in whole or in part based upon the Availability Amount as of the last day of a particular month, calculations relying on information from a Borrowing Base Statement shall be derived from the Borrowing Base Statement most recently delivered. If and prior to the termination of this Agreement,

32 as a result of any restatement of or other adjustment to the Borrowing Base Statement or for any other reason, Bank determines that (x) the Net Availability Percentage as calculated by any Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Net Availability Percentage would have resulted in different pricing for any period, then (i) if the proper calculation of the Net Availability Percentage would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Bank promptly on demand by Bank, an amount equal to the excess of the amount of interest and fees (including, without limitation, the Unused Revolving Line Facility Fee) that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Net Availability Percentage would have resulted in lower pricing for such period, Bank shall not have any obligation to repay any interest or fees to Borrowers. (b) As used in the Loan Documents: (i) the words “shall” or “will” are mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative; (ii) the term “continuing” in the context of an Event of Default means that the Event of Default has not been remedied (if capable of being remedied) or waived; and (iii) whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer. 12.2 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 12.2. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in this Agreement, the following capitalized terms have the following meanings: “Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person. “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made. “Acquisition” is the purchase or other acquisition (whether by merger, consolidation or otherwise) by any Borrower of all or substantially all of the assets, stock or other equity interests of a Person. “Administrator” is an individual that is named: (a) as an “Administrator” in the “SVB Online Services” form completed by Lead Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of any Borrower; and (b) as an Authorized Signer of any Borrower in an approval by the Board. “Advance” or “Advances” is a revolving credit loan (or revolving credit loans) under the Revolving Line. “Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate. “Agreement” is defined in the preamble hereof. “Agreement Currency” is defined in Section 11.3. “Anti-Terrorism Law” is any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

33 “Applicable Law” are all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators. “Authorized Signer” is, with respect to each Borrower, any individual listed in such Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Borrower. “Availability Amount” is the lesser of (a) the Revolving Line or (b) the Borrowing Base, minus the sum of (i) all outstanding principal amounts of any Advances, and (ii) the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). “Bank” is defined in the preamble hereof. “Bank Entities” is defined in Section 11.8. “Bank Expenses” are all audit fees, costs and reasonable expenses (including reasonable, out-of-pocket and documented attorneys’ fees and expenses for a single counsel plus, if applicable, local or specialist counsel) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower. “Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to any Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) and shall include, without limitation, any Letters of Credit pursuant to Section 1.2. “Bank Services Agreement” is defined in the definition of Bank Services. “Bank Services Notice” is defined in Section 5.9(b). “Board” is Borrower’s board of directors or equivalent governing body. “Borrower” or “Borrowers” is set forth on Schedule I hereto. “Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information. “Borrowing Base” is eighty-five percent (85%) of Eligible Accounts, as determined by Bank from Lead Borrower’s most recent Borrowing Base Statement (and as may subsequently be reasonably updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement). “Borrowing Base Statement” is that certain statement of the value of certain Collateral in the form specified by Bank to Borrower from time to time. “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party,

34 (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including making (and executing if applicable) any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate. “Business Day” is a day other than a Saturday, Sunday or other day on which commercial banks in the State of California or the State of New York are authorized or required by law to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market. “Cash Collateral Account” is defined in Section 5.4(c) “Cash Equivalents” are Investments made in accordance with the investment policy of Lead Borrower, which policy was disclosed to Bank on or prior to the Effective Date and may be updated from time to time by Lead Borrower and disclosed to Bank; provided that such investment policy and any updates thereto have been approved by Bank, which approval shall not be unreasonably withheld, conditioned or delayed. “Cash Management Services” is defined in Section 1.4. “Cayman Islands Electronic Signature Law” is defined in Section 11.9. “Change in Control” is (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Lead Borrower or any of its Subsidiaries), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 45.0% or more of the ordinary voting power for the election of directors, partners, managers and members, as applicable, of Lead Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of 12 consecutive months, a majority of the members of the Board of Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) at any time, Outbrain shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of Zemanta Holding free and clear of all Liens (except Permitted Liens); or (d) at any time, Zemanta Holding shall cease to own and control, of record and beneficially, directly or indirectly, 100.0% of each class of outstanding stock, partnership, membership, or other ownership interest or other equity securities of Zemanta free and clear of all Liens (except Permitted Liens). “Change in Law” is the occurrence, after the Effective Date, of: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

35 “Claims” is defined in Section 11.3. “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions. “Collateral” consists of all of Borrowers’ right, title and interest in and to the following personal property: (a) all goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, securities accounts, securities entitlements and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and (ii) all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing. (b) Notwithstanding the foregoing, the Collateral does not include any of the following: (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by any Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter; (ii) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (iii) any interest of any Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-407(a) of Article/Division 9 of the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrowers or Bank; (iv) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (v) any fee interest of any Borrower in any real property having a value of less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) or as a lessee or sublessee under a real property lease or an equipment lease, or (vi) Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of any Borrower that are proceeds of the Intellectual Property. (c) Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrowers have agreed not to encumber any of its Intellectual Property without Bank’s prior written consent. “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

36 “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made. “Compliance Statement” is that certain statement in the form attached hereto as Exhibit A. “Connection Income Taxes” are Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes. “Contingent Obligation” is, for any Person, any direct or indirect liability of that Person for (a) any direct or indirect guaranty by such Person of any indebtedness, lease, dividend, letter of credit, credit card or other obligation of another, (b) any other obligation endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (c) any obligations for undrawn letters of credit for the account of that Person; and (d) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. “Continuation Date” is any date on which Lead Borrower continues a LIBOR Advance into another Interest Period. “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which such Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account. “Conversion Date” is any date on which Lead Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance. “Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret. “Credit Extension” is any Advance, Overadvance, Letter of Credit, or any other extension of credit by Bank for a Borrower’s benefit requested by any Borrower or any of its Subsidiaries. “Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange. “Default” is any event which with notice or passage of time or both, would constitute an Event of Default. “Default Rate” is defined in Section 1.4(c). “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made. “Designated Deposit Account” is the deposit account established by Borrower with Bank for purposes of receiving Credit Extensions. “Division” is in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act

37 for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other Applicable Law with respect to any corporation, limited liability company, partnership or other entity. “Dollars,” “dollars” and the use of the sign “$” are only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States. “Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency. “Dormant Subsidiary” is any Domestic Subsidiary of any Borrower that exists on the Effective Date that has no assets (other than de minimis assets) or activities and is not a Borrower hereunder on the Effective Date. “Domestic Subsidiary” is a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia. “EBITDA” is, for any measurement period, the sum, without duplication, of (i) Net Income, plus, with respect to clauses (ii) through (xi), to the extent deducted in the calculation of Net Income, (ii) Interest Expense, plus (iii) depreciation expense and amortization expense, plus (iv) federal, state and local income taxes, whether paid, payable or accrued, plus (v) all non-cash expenses reflected in Net Income in an amount not to exceed $2,500,000 in any fiscal year, plus (vi) non-cash stock compensation expense, plus (vii) costs, fees, expenses and reserves associated with (A) any equity offerings, Investments (including Acquisitions), Transfers, recapitalization, restructurings, and the incurrence or refinancings of Indebtedness, in each case as permitted herein; provided that the amount of such costs, fees, and expenses associated with non-successful transactions added back shall not exceed $5,000,000 in any fiscal year and (B) this Agreement and the other Loan Documents (including any amendments), whether or not successful; plus (viii) costs and expenses pursuant to employee or management equity or stock plans in an amount not to exceed $2,500,000 in any fiscal year; plus (ix) extraordinary, unusual, or nonrecurring non-cash charges; plus (x) litigations, investigations, damages, settlements, claims, and fines; plus (xi) losses on Transfers of assets outside the ordinary course of business; plus (xii) without duplication of any other pro forma adjustment to Net Income or EBITDA, the amount of “run rate” cost savings, operating expense reductions and synergies realized or expected to be realized as a result of mergers, consolidations, amalgamations and other business combinations, Acquisitions and other Investments, Transfers, divestitures, recapitalizations, restructurings, integration initiatives, insourcing initiatives, operating improvements, cost savings initiatives and other business optimization initiatives, actions or events (including, for the avoidance of doubt, any of the foregoing occurring prior to the Effective Date); provided that (A) such cost savings, operating expense reduction and synergies are reasonably identifiable, factually supportable and have been realized or are projected by Lead Borrower in good faith to be realized from such actions, and (B) actions resulting in such cost savings, operating expense reduction and synergies have been taken or are reasonably anticipated to be taken within twelve (12) months following the end of such period, net of the amount of actual benefits realized during such period therefrom (which cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), and Lead Borrower shall have provided a reasonably detailed statement or schedule of such cost savings, operating expense reductions and synergies and a certification in respect of the requirements set forth in this proviso, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this addback to the extent duplicative of any expenses or charges relating to such cost savings that are otherwise added back in the calculation of EBITDA for such period and (C) the aggregate amounts added back pursuant to clauses (x) and (xii) shall not exceed twenty percent (20.0%) of EBITDA (calculated prior to giving effect to such addbacks) in the aggregate for any four consecutive fiscal quarter periods; plus (xiii) other add-backs to EBITDA approved by Bank on a case-by-case basis (such approval in its sole discretion); minus to the extent increasing Net Income, gains on Transfers of assets outside the ordinary course of business. “Effective Date” is set forth on Schedule I hereto.

38 “Eligible Accounts” are Accounts owing to a Borrower which arise in the ordinary course of such Borrower’s business that meet all such Borrower’s representations and warranties in Section 4.3, that have been, at the option of Bank, confirmed in accordance with Section 5.4(f) of this Agreement, and are due and owing from Account Debtors deemed creditworthy by Bank in its Permitted Discretion. Bank reserves the right at any time after the Effective Date, upon advance written notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its Permitted Discretion. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include: (a) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent; (b) Accounts that the Account Debtor has not paid within one hundred twenty (120) days of invoice date regardless of invoice payment period terms; (c) Accounts with credit balances over one hundred twenty (120) days from invoice date; (d) Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within one hundred twenty (120) days of invoice date; (e) Accounts owing from an Account Debtor which does not have its principal place of business in the United States (except for Eligible Foreign Accounts), unless otherwise approved by Bank in writing on a case-by-case basis in its sole and absolute discretion; (f) Accounts billed from and/or payable to Borrower outside of the United States unless Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts); (g) Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws; (h) Accounts billed and/or payable in a Currency other than Dollars (except for Eligible Foreign Currency Accounts); (i) Accounts owing from an Account Debtor to the extent that a Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), but only to the extent of such Borrower’s indebtedness or obligation to such Account Debtor; (j) Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing; (k) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended; (l) Accounts with customer deposits and/or with respect to which a Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment; (m) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional; (n) Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

39 (o) Accounts subject to contractual arrangements between a Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts); (p) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of a Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings); (q) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust; (r) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, applicable Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Borrower (sometimes called “bill and hold” accounts); (s) Accounts for which the Account Debtor has not been invoiced; (t) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of a Borrower’s business; (u) Accounts for which a Borrower has changed the invoice date; (v) Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor; (w) Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts); (x) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; (y) Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and (z) Accounts for which Bank in its Permitted Discretion determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices. “Eligible Foreign Accounts” are Accounts which are billed from and payable to a Borrower in the United States related to products sold or services rendered by such Borrower to the Account Debtor, but which are owing from an Account Debtor which has its principal place of business in Canada, the United Kingdom, Japan, Italy, France, Germany, Hong Kong, Australia, Israel or Singapore, and are otherwise Eligible Accounts; provided, in no event shall the aggregate amount of such Eligible Foreign Accounts included in the Borrowing Base together with Eligible Foreign Currency Accounts included in the Borrowing Base constitute more than thirty-five percent (35%) of all Eligible Accounts included in the Borrowing Base. “Eligible Foreign Currency Accounts” are Accounts billed and/or payable in a Currency other than Dollars, and are otherwise Eligible Accounts; provided, in no event shall the aggregate amount of such Eligible Foreign Currency Accounts included in the Borrowing Base constitute more than twenty-five percent (25%) of all Eligible Accounts included in the Borrowing Base.

40 “Environmental Laws” are any Applicable Law (including any permits, concessions, grants, franchises, licenses, agreements or governmental restrictions) relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment (including those related to hazardous materials, air emissions, discharges to waste or public systems and health and safety matters). “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing. “ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations. “Event of Default” is defined in Section 7. “Exchange Act” is the Securities Exchange Act of 1934, as amended. “Excluded Accounts” is defined in Section 5.9(c). “Excluded Taxes” are any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Credit Extension or the Revolving Line pursuant to a law in effect on the date on which (i) Bank acquires such interest in the Credit Extensions or Revolving Line or (ii) Bank changes its lending office, except in each case to the extent that, pursuant to Section 1.8, amounts with respect to such Taxes were payable either to Bank’s assignor immediately before Bank became a party hereto or to Bank immediately before it changed its lending office, (c) Taxes attributable to Bank’s failure to comply with Section 1.8(b), and (d) any withholding Taxes imposed under FATCA. “FATCA” are Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code. “Financial Statement Repository” is dwong@svb.com of collecting information approved and designated by Bank after providing notice thereof to Borrower from time to time. “Fixed Charge Coverage Ratio” is, as calculated on a consolidated basis for Outbrain and its Subsidiaries, and for the relevant measurement period, the ratio of (a) the sum of (i) EBITDA; minus (ii) the portion of taxes actually paid in cash during such period, minus (iii) consolidated capital expenditures (excluding the principal amount funded with Permitted Indebtedness, other than Advances, incurred in connection with such expenditures net of sales proceeds of equipment), minus (iv) capitalized software expenses minus (v) Restricted Payments made in cash during such period; divided by (b) the sum of (without duplication) of (i) cash payments of Interest Expense for such period, plus (ii) scheduled payments made in cash during such period on account of principal of Indebtedness of Outbrain and its consolidated Subsidiaries plus (iii) capital lease payments made in cash during such period. “Foreign Currency” is the lawful money of a country other than the United States. “Foreign Subsidiary” is any Subsidiary which is not a Domestic Subsidiary. “Funding Date” is any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.

41 “FX Contract” is any foreign exchange contract by and between a Borrower and Bank under which such Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency at a set price or on a specified date. “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination. “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind. “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority. “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization. “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, (d) Contingent Obligations (other than any contingent earn-out obligation or other Contingent Obligation related to a Permitted Acquisition or an Investment or other acquisition permitted hereunder (in each case unless required to be reflected as liabilities on the balance sheet of the applicable Person in accordance with GAAP)) and (e) other short- and long-term obligations under debt agreements, lines of credit and extensions of credit. “Indemnified Person” is defined in Section 11.3. “Indemnified Taxes” are (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes. “Information” is defined in Section 11.8. “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief. “Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) its Copyrights, Trademarks and Patents; (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

42 (c) any and all source code; (d) any and all design rights which may be available to such Person; (e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents. “Interest Expense” is, for any measurement period, interest expense determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Outbrain and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, amortization of debt discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types); provided however, any interest expense incurred or accrued prior to the Effective Date as a result of the exchange of notes into PubCo Notes shall not constitute Interest Expense under this Agreement. “Interest Payment Date” is, with respect to (a) any LIBOR Advance having an Interest Period of three months or less, the last day of each Interest Period applicable to such LIBOR Advance, (b) any LIBOR Advance having an Interest Period longer than three months, each day that is three months after the first day of such Interest Period and the last day of such Interest Period, and (c) any Prime Rate Advance, the Payment Date. “Interest Period” is, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), three (3), or six (6) months thereafter, in each case as Lead Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period. “Interest Rate Determination Date” is each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance. “Internal Revenue Code” is the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time. “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above. “Investment” is any beneficial ownership interest in any Person (including stock, partnership, membership, or other ownership interest or other equity securities), and any loan, advance or capital contribution to any Person.

43 “Judgment Currency” is defined in Section 11.3. “Lead Borrower” is Outbrain Inc. “Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of a Borrower based upon an application, guarantee, indemnity, or similar agreement on the part of Bank as set forth in Section 1.2. “Letter of Credit Application” is defined in Section 1.2(c). “Letter of Credit Reserve” is defined in Section 1.2(f). “LIBOR” is for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.00001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “LIBOR Advance” is an Advance that bears interest based at the LIBOR Rate. “LIBOR Rate” is, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.00001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period. “LIBOR Rate Margin” is set forth on Schedule I hereto. “Lien” is a claim, mortgage, deed of trust, levy, attachment charge, pledge, hypothecation, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property. “Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Perfection Certificate, Control Agreements, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by any Borrower, landlord waivers and consents, bailee waivers and consents, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified in accordance with the terms thereof. “Material Adverse Effect” is (a) a material adverse effect on the rights and remedies of Bank under this Agreement, (b) a material adverse effect on the business, operations, or financial condition of the Lead Borrower and its Subsidiaries, taken as a whole, or (c) a material adverse effect on the ability of the Borrowers and their Subsidiaries, taken as a whole, to perform their obligations under this Agreement. “Net Availability Percentage” is, at any time, the result of (expressed as a percentage) (a) the Availability Amount at such time, divided by (b) the lesser of (i) the Revolving Line at such time or (ii) the Borrowing Base at such time. “Net Income” is, as calculated on a consolidated basis in accordance with GAAP for Outbrain and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Outbrain and its Subsidiaries for such period taken as a single accounting period. “Notice of Borrowing” is a notice given by Lead Borrower to Bank in accordance with Section 1.9(a), substantially in the form of Exhibit B, with appropriate insertions.

44 “Notice of Conversion/Continuation” is a notice given by Lead Borrower to Bank in accordance with Section 1.10, substantially in the form of Exhibit C, with appropriate insertions. “Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Unused Revolving Line Facility Fee, and other amounts any Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Borrower assigned to Bank, and to perform each Borrower’s duties under the Loan Documents. “OFAC” is the Office of Foreign Assets Control of the United States Department of the Treasury and any successor thereto. “Offshore Accounts” are accounts maintained by a Borrower’s Subsidiaries outside the United States with financial institutions other than Bank or Bank’s Affiliates, provided that the maximum balance maintained in such accounts does not exceed the aggregate amount of Sixty-Five Million Dollars ($65,000,000.00) at any time. “Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership or limited partnership, its partnership agreement or limited partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto. “Other Connection Taxes” are, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Credit Extension or Loan Document). “Other Taxes” are all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment. “Overadvance” is defined in Section 1.3. “Parent” is defined in Section 1.12(b). “Patents” are all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same. “Payment Conditions” are, with respect to any payment or Investment, the following conditions (i) if at the time of and immediately after the contemplated payment or Investment, Borrowers are utilizing greater than or equal to seventy-five percent (75%) of the lesser of (A) the Revolving Line or (B) the Borrowing Base, as determined by Bank, Lead Borrower shall have delivered to Bank at least five (5) days before the closing of the contemplated payment or Investment, financial statements and a written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such payment or Investment), Lead Borrower shall be in compliance with the financial covenant set forth in Section 5.10 as of the most recently ended month for which financial statements were required to be delivered hereunder or have been delivered hereunder, (ii) at the time of and immediately after the contemplated payment or Investment, Borrowers are utilizing less than eighty percent (80%) of the lesser of (A) the Revolving Line or (B) the Borrowing Base, as determined by Bank, and (iii) no Event of Default has occurred and is continuing or would exist after giving effect to such payment or Investment. “Payment Date” is set forth on Schedule I hereto.

45 “Perfection Certificate” is the most recent Perfection Certificate delivered by the Lead Borrower in connection with this Agreement. “Permitted Acquisition” or “Permitted Acquisitions” is any Acquisition by any Borrower, provided, that each of the following shall be applicable to each such Acquisition: (a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition; (b) the assets acquired in such Acquisition are in the same or similar line of business as any Borrower or any of its Subsidiaries is in as of the Effective Date or reasonably related or ancillary thereto and logical extensions thereof; (c) the amount of the consideration paid by any Borrower in connection with (i) acquisitions of Targets, if such Acquisitions are Acquisitions of stock or other equity interests of entities that are not organized under the laws of the United States or any state or territory thereof or the District of Columbia or (ii) Targets which do not become Borrowers, shall not exceed Fifty Million Dollars ($50,000,000) in the aggregate; (d) if the Acquisition includes a merger of Borrower, Borrower shall remain a surviving entity after giving effect to such Acquisition; (e) Lead Borrower shall provide Bank with written notice of the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, with copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided, that Lead Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion); (f) at least five (5) days before the closing of the proposed Acquisition, Lead Borrower shall deliver to Bank financial statements and a written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such Acquisition), Lead Borrower will have a Senior Leverage Ratio of less than or equal to 2.50:1.00 as of the most recently ended fiscal quarter for which financial statements were required to be delivered hereunder or have been delivered hereunder; (g) at least five (5) days before the closing of the proposed Acquisition, Lead Borrower shall deliver to Bank financial statements and a written confirmation, supported by reasonably detailed calculations, if on a pro forma basis (after giving effect to such Acquisition), Borrowers’ utilization will equal or exceed the Streamline Threshold, that on a pro forma basis (after giving effect to such Acquisition), Borrowers shall be in compliance with the financial covenant set forth in Section 5.10 as of the most recently ended month for which financial statements were required to be delivered hereunder or have been delivered hereunder; (h) the Acquisition shall not constitute an Unfriendly Acquisition; and (i) the entity or assets acquired in such Acquisition shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Bank, if applicable and (y) Permitted Liens. “Permitted Discretion” is Bank’s reasonable credit judgment (from the perspective of a secured asset-based lender) exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions. “Permitted Indebtedness” is: (a) Each Borrower’s Indebtedness to Bank under this Agreement, the other Loan Documents and Bank Services;

46 (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate on the Effective Date; (c) Subordinated Debt; (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; (g) Indebtedness consisting of the financing of insurance premiums arising in the ordinary course of business not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate at any time; (h) deferred compensation due to employees not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time; (i) [reserved]; (j) Indebtedness of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into a Borrower or a Subsidiary or becomes a Subsidiary, provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition constitutes a Permitted Acquisition, (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness, and (iv) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding; (k) Indebtedness of (i) any Borrower owing to any other Borrower, (ii) any Subsidiary (which is not a Borrower) owing to any other Subsidiary (which is not a Borrower) and (iii) any Subsidiary (which is not a Borrower) owing to any Borrower so long as such Indebtedness is a Permitted Investment; (l) Indebtedness of Subsidiary that is not a Borrower not exceeding $10,000,000.00 in the aggregate outstanding at any time; (m) Indebtedness incurred in connection with the repurchase of the stock, partnership, membership, or other ownership interest or other equity securities of former employees or directors pursuant to stock repurchase agreements not exceeding $2,500,000.00 in the aggregate outstanding at any time; (n) Indebtedness consisting of earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with Permitted Acquisitions; (o) other Indebtedness not otherwise permitted by Section 6.4 not exceeding $10,000,000.00 in the aggregate outstanding at any time; (p) other unsecured Indebtedness not otherwise permitted by Section 6.4 not exceeding $10,000,000.00 in the aggregate outstanding at any time; and (q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (p) above, provided that the principal amount thereof is not increased (except by an amount equal to the accrued and unpaid interest and premium, fees and expenses reasonably incurred in connection

47 therewith and existing commitments utilized thereunder) or the terms thereof are not modified to impose more burdensome terms upon any Borrower or its Subsidiary, as the case may be. “Permitted Investments” are: (a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate on the Effective Date; (b) Investments consisting of Cash Equivalents; (c) Investments by any Borrower in Foreign Subsidiaries not to exceed Thirty Million Dollars ($30,000,000.00) in the aggregate in any fiscal quarter; (d) Investments constituting Permitted Acquisitions; (e) any Investment, so long as the Payment Conditions are satisfied at the time such Investment is consummated; (f) intercompany Investments by (i) any Borrower in any other Borrower and (ii) any Subsidiary (which is not a Borrower) in any other Subsidiary or in a Borrower; (g) loans and advances to directors, officers and employees of a Borrower or a Subsidiary in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for all Borrowers and Subsidiaries not to exceed $2,500,000.00 at any one time outstanding; (h) payroll advances to officers and employees of a Borrower or a Subsidiary, in an aggregate amount for all Borrowers and Subsidiaries not to exceed $2,500,000.00 at any one time outstanding; (i) Investments held by any Person as of the date such Person is acquired in connection with a Permitted Acquisition, provided that (A) such Investments were not made, in any case, by such Person in connection with, or in contemplation of, such Permitted Acquisition, and (B) with respect to any such Person which becomes a Subsidiary as a result of such Permitted Acquisition, such Subsidiary remains the only holder of such Investment; (j) non-cash Investments accepted in connection with Transfers permitted by Section 6.1; and (k) Investments consisting of notes receivable of, or prepaid royalties, loans, advances and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and (l) other Investments not otherwise permitted by Section 6.7 not exceeding $10,000,000 in the aggregate in any fiscal year. “Permitted Liens” are: (a) Liens existing on the Effective Date and shown on the Perfection Certificate on the Effective Date or arising under this Agreement and the other Loan Documents; (b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Borrower or a Subsidiary maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder; (c) purchase money Liens or capital leases (i) on Equipment acquired or held incurred for financing the acquisition of the Equipment securing no more than Twenty-Five Million Dollars ($25,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

48 (d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); (f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein; (g) Liens in favor of other financial institutions arising in connection with a Borrower’s or a Subsidiary’s deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts; (h) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; (i) Liens on assets of any Foreign Subsidiary securing Permitted Indebtedness; (j) Liens securing Indebtedness permitted under clauses (j), (k), (l) and (o) of the definition of “Permitted Indebtedness” hereunder; and (k) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (j), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase (except by an amount equal to the accrued and unpaid interest and premium, fees and expenses reasonably incurred in connection therewith and existing commitments utilized thereunder). “Permitted PubCo Notes Payments” are: (a) the repayment of the principal amount of the PubCo Notes at the stated maturity thereof; (b) the payment of interest or accrued “original issue discount” (as determined for U.S. federal income tax purposes) on the PubCo Notes; (c) the mandatory settlement or mandatory conversion of the PubCo Notes in an amount up to the principal amount of the PubCo Notes and accrued interest or accrued “original issue discount” (as determined for U.S. federal income tax purposes) on the PubCo Notes, or a combination thereof; and (d) any other cash payments so long as (i) at least five (5) days before such payment, Lead Borrower shall deliver to Bank financial statements and a written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such payment), Lead Borrower will have a Senior Leverage Ratio of less than or equal to 2.50:1.00 as of the most recently ended fiscal quarter for which financial statements were required to be delivered hereunder or have been delivered hereunder and (ii) the Payment Conditions are satisfied. “Permitted Restricted Payments” are: (a) any Restricted Payments, so long as (i) the Payment Conditions are satisfied at the time of such Restricted Payment and (ii) at least five (5) days prior to such Restricted Payment, Lead Borrower shall deliver

49 to Bank financial statements and a written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (after giving effect to such Restricted Payment), Lead Borrower will have a Senior Leverage Ratio of less than or equal to 2.50:1.00 as of the most recently ended fiscal quarter for which financial statements were required to be delivered hereunder or have been delivered hereunder; (b) any Restricted Payments made by (x) any Borrower to (directly or indirectly) any other Borrower, and (y) any Subsidiary that is not a Borrower to any Borrower or any other Subsidiary; (c) any Restricted Payments made with the proceeds received from the substantially concurrent equity issuances; provided that any such equity issuances are not prohibited hereunder; (d) any conversion of any of its convertible securities into common stock of Lead Borrower pursuant to the terms of such convertible securities or otherwise in exchange thereof; (e) any Restricted Payment made solely in common stock of Lead Borrower; (f) any repurchase of the stock, partnership, membership, or other ownership interest or other equity securities of former officers, directors, employees or consultants pursuant to employee stock options, restricted stock, incentive stock plans, or stock repurchase agreements, so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase, and provided that the aggregate amount of all such repurchases does not exceed One Million Dollars ($1,000,000) per fiscal year; plus any unutilized portion of such amount in the immediately preceding fiscal year (it being understood that such unutilized portion from such preceding fiscal year shall be utilized first during the current fiscal year); (g) any Restricted Payment consisting of the purchase or payment in lieu of fractional shares of equity interest arising out of stock dividends, splits or business combinations pursuant to mergers, consolidations or other acquisitions permitted by this Agreement; (h) any Restricted Payment consisting of the payment in lieu of fractional shares upon the exercise of warrants, options or other securities; (i) any Restricted Payment consisting of Indebtedness set forth in clause (n) of the definition of “Permitted Indebtedness” hereunder so long as the Payment Conditions are satisfied at the time of such Restricted Payment, and (j) other Restricted Payments not otherwise permitted by Section 6.7 not exceeding $5,000,000 in the aggregate in any fiscal year. “Permitted Transfers” are Transfers: (a) of Inventory and equipment in the ordinary course of business; (b) of worn-out, surplus, or obsolete property that is, in the reasonable judgment of such Borrower, no longer economically practicable to maintain or useful in the ordinary course of business; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock, partnership, membership, or other ownership interest or other equity securities of such Lead Borrower; (e) consisting of such Borrower’s or its Subsidiaries’ use or transfer of cash or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses or sublicenses for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business;

50 (g) of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property; (h) consisting of Restricted Payments permitted under Section Error! Reference source not found.; (i) of account receivables in connection with the collection or compromise thereof in accordance with Section 5.4(b); provided that the proceeds thereof are deposited in the Cash Collateral Account; (j) (A) between Borrowers; (B) between Subsidiaries of Borrowers (other than a Borrower); (C) by Subsidiaries that are not Borrowers to any Borrower and (D) by any Borrower to any Subsidiary that is not a Borrower; provided that in the case of a Transfer made pursuant to clause (D), any noncash consideration received in exchange for and/or the portion (if any) of any Transfer made for less than fair market value shall constitute an Investment in such Subsidiary; (k) leases, sub-leases, occupancy agreements or assignment of interests in real or leased property; and (l) not otherwise permitted pursuant to Section 6.1; provided that (i) at the time of such Transfer, no Event of Default shall exist or would result from such Transfer, (ii) such Transfer is made for fair market value (as reasonably determined by the Lead Borrower and measured as of the date a legally binding commitment for such Transfer was entered into), (iii) the consideration received shall be in cash or Cash Equivalents, (iv) such Transfers do not include Eligible Accounts (unless the proceeds thereof are deposited in the Cash Collateral Account) or material Intellectual Property; provided that, if such Transfers include Eligible Accounts exceeding $500,000 individually or $1,500,000 in the aggregate per month, Borrower shall promptly notify Bank and deliver to Bank an updated Borrowing Base Statement, and (v) such Transfers do not exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year of Lead Borrower. “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency. “Plan” is defined in Section 6.10. “Prior Loan Agreement” is that certain Amended and Restated Loan and Security Agreement, dated as of September 15, 2014, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of November 20, 2014, as further amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of January 27, 2016, as further amended by that certain Third Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of August 25, 2016, as further amended by that certain Fourth Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of October 6, 2016, as further amended by that certain Fifth Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of November 2, 2018, as further amended by that certain Sixth Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of March 27, 2020, and as further amended by that certain Seventh Amendment to Amended and Restated Loan and Security Agreement, by and between Outbrain and Bank, dated as of June 21, 2021, as amended. “Prime Rate” is set forth on Schedule I hereto. “Prime Rate Advance” is an Advance that bears interest based at the Prime Rate. “Prime Rate Margin” is set forth on Schedule I hereto. “PubCo Notes” are those notes outstanding as of the Effective Date pursuant to, and governed exclusively by, the PubCo Notes Indenture dated as of July 27, 2021 by and between Outbrain Inc., as issuer, and The Bank of New York Mellon, not in its individual capacity but solely as trustee.

51 “PubCo Notes Payments” are cash payment of principal or interest of any of the PubCo Notes, or any cash payment on account of the purchase, redemption, settlement on conversion, retirement, acquisition, cancellation or termination of any such Indebtedness. “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made. “Representatives” is defined in Section 11.8. “Reserve Requirement” is, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances. “Reserves” are, as of any date of determination, such amounts as Bank may from time to time establish and revise in its Permitted Discretion, reducing the amount of Advances and other financial accommodations which would otherwise be available to any Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its Permitted Discretion, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank's reasonable belief that any collateral report or financial information furnished by or on behalf of any Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in its Permitted Discretion constitutes a Default or an Event of Default. “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Controller of Lead Borrower. “Restricted License” is any material license or other material agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts a Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral. “Restricted Payments” are purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature, and dividends and distributions paid to any Person that is not a Borrower or other payments on, or on account of, or the setting apart of assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any equity interest in a Borrower or its Subsidiaries whether now or hereafter outstanding, or any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Borrower or any Subsidiary. “Revolving Line” is set forth on Schedule I hereto. “Revolving Line Maturity Date” is set forth on Schedule I hereto. “Sanctioned Person” is a Person that: (a) is listed on any Sanctions list maintained by OFAC or any similar Sanctions list maintained by any other Governmental Authority having jurisdiction over a Borrower; (b) is located, organized, or resident in any country, territory, or region that is the subject or target of Sanctions; or (c) is 50.0% or more owned or controlled by one (1) or more Persons described in clauses (a) and (b) hereof.

52 “Sanctions” are the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the United States government and any of its agencies, including, without limitation, OFAC and the U.S. State Department, or any other Governmental Authority having jurisdiction over Borrower. “SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority. “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made. “Senior Leverage Ratio” is, as of any date of determination, a ratio equal to (a) the Obligations as of such date, divided by (b) (i) EBITDA for the most recent completed twelve (12) month period. “Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by a Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by Borrower. “Specified Event of Default” is an Event of Default that has occurred and is continuing under Sections 7.1, 7.2(a) (solely as it relates to Section Error! Reference source not found.), and 7.5. “Streamline Threshold” is defined in the definition of Streamline Period. “Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Lead Borrower provides to Bank a written report that Borrowers have, for each consecutive day in the immediately preceding month utilized less than eighty-five percent (85%) (the “Streamline Threshold”) of the lesser of (a) the Revolving Line or (b) the Borrowing Base, as determined by Bank in its sole discretion; provided that utilization for purposes of this definition shall be determined based on the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrowers fail to maintain utilization below the Streamline Threshold, as determined by Bank in its sole discretion. Upon the termination of a Streamline Period, Borrowers shall maintain less than the Streamline Threshold each consecutive day for thirty (30) days as determined by Bank in its sole discretion, prior to entering into a subsequent Streamline Period. Lead Borrower shall give Bank prior written notice of Borrowers’ election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date Bank determines, in its sole discretion, that utilization is less than the Streamline Threshold. “Subordinated Debt” is indebtedness incurred by any Borrower or any of its Subsidiaries subordinated to all of such Borrower’s or any of its Subsidiaries’ now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank. For the avoidance of doubt, the PubCo Notes do not constitute Subordinated Debt under this Agreement. “Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock, partnership, membership, or other ownership interest or other equity securities having ordinary voting power (other than stock, partnership, membership, or other ownership interest or other equity securities having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of any Borrower.

53 “Taxes” is all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Trademarks” is, with respect to any Person, any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of such Person connected with and symbolized by such trademarks. “Transfer” is defined in Section 6.1. “Unused Revolving Line Facility Fee” is defined in Section 1.5(c). “Unused Revolving Line Facility Fee Percentage” is (i) if the Net Availability Percentage is greater than or equal to 66%, 0.30% per annum, (ii) if the Net Availability Percentage is less than 66% but greater than or equal to 33%, 0.25% per annum and (iii) if the Net Availability Ratio is less than 33%, 0.20% per annum, in each case as determined on the basis of and adjusted promptly upon Bank’s determination of the Net Availability Ratio. Subject to Section 12.1, the Unused Revolving Line Facility Fee Percentage shall be determined on the basis of Lead Borrower’s most recent Borrowing Base Statement, pursuant to Section 5.3(a), and such Unused Revolving Line Facility Fee Percentage shall be adjusted promptly upon each receipt of such Borrowing Base Statement; provided however, notwithstanding the foregoing, if the Borrowing Base Statement required by Section 5.3(a) is not delivered by the respective date required thereunder, the Unused Revolving Line Facility Fee Percentage shall be 0.30% until such Borrowing Base Statement is delivered. “USA Patriot Act” is the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time. [Signature page follows]

Signature Page to Second Amended and Restated Loan and Security Agreement IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date. BORROWER: OUTBRAIN INC. By: _______________________________________ Name: Yaron Galai Title: Co-Chief Executive Officer & Co-Founder ZEMANTA HOLDING USA INC. By: _______________________________________ Name: Yaron Galai Title: Chief Executive Officer ZEMANTA INC. By: _______________________________________ Name: Yaron Galai Title: Chief Executive Officer BANK: SILICON VALLEY BANK By: _______________________________________ Name: Dylan Wong Title: Vice President

I-1 SCHEDULE I LSA PROVISIONS LSA Section LSA Provision 1.1(a) – Revolving Line – Availability Amounts borrowed under the Revolving Line may be prepaid or repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. 1.2(a) – Letter of Credit Sublimit The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $15,000,000. 1.4(a) – Interest Payments – Advances Interest on the principal amount of each Advance is payable in arrears monthly (A) on each Interest Payment Date, (B) on the date of any prepayment and (C) on the Revolving Line Maturity Date. 1.4(b)(i) – Interest Rate – Advances The outstanding principal amount of any Advance shall accrue interest at a floating rate per annum equal to (i) for Prime Rate Advances, the Prime Rate minus the Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the LIBOR Rate Margin, in each case which interest shall be payable in accordance with Section 1.4(a). 1.4(f) – Interest Computation Interest shall be computed on the basis of the actual number of days elapsed and a 360-day year for any Credit Extension outstanding. 1.5(a) – Facility Fee A fully earned, non-refundable commitment fee of $225,000 on the Effective Date. 8.8 – Borrower Liability Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder and any other Obligations related thereto, regardless of which such Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. 12.2 – “Borrower” “Borrower” is individually and ”Borrowers” are collectively, as the context requires, jointly and severally, each of OUTBRAIN INC., a Delaware corporation, ZEMANTA HOLDING USA INC., a Delaware corporation, and ZEMANTA INC., a Delaware corporation. 12.2 – “Effective Date” “Effective Date” is November 2, 2021. 12.2 – “LIBOR Rate Margin” “LIBOR Rate Margin” is (i) if the Net Availability Percentage is greater than or equal to 66%, 1.50%, (ii) if the Net Availability Percentage is less than 66% but greater than or equal to 33%, 1.75% and (iii) if the Net Availability Ratio is less than 33%, 2.00%, in each case as determined on the basis of and adjusted promptly upon Bank’s determination of the Net Availability Ratio. Subject to Section 12.1, the LIBOR Rate Margin applicable to LIBOR Rate Advances shall be determined on the basis of Lead Borrower’s most recent Borrowing Base Statement, pursuant to Section 5.3(a), and such LIBOR Rate Margin shall be adjusted promptly upon each receipt of such Borrowing Base Statement; provided however, notwithstanding the foregoing, if the Borrowing Base Statement required by Section 5.3(a) is not delivered by the respective date required thereunder, the LIBOR Rate Margin shall be 2.00% until such Borrowing Base Statement is delivered. 12.2 – “Payment Date” “Payment Date” is with respect to Advances, the last calendar day of each month.

I-2 12.2 – “Prime Rate” “Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than three and one quarter of one percent (3.25%) per annum, such rate shall be deemed to be three and one quarter of one percent (3.25%) per annum for purposes of this Agreement. 12.2 – “Prime Rate Margin” “Prime Rate Margin” is (i) if the Net Availability Percentage is greater than or equal to 66%, 1.50%, (ii) if the Net Availability Percentage is less than 66% but greater than or equal to 33%, 1.25% and (iii) if the Net Availability Ratio is less than 33%, 1.00%, in each case as determined on the basis of and adjusted promptly upon Bank’s determination of the Net Availability Ratio. Subject to Section 12.1, the Prime Rate Margin applicable to Prime Rate Advances shall be determined on the basis of Lead Borrower’s most recent Borrowing Base Statement, pursuant to Section 5.3(a), and such Prime Rate Margin shall be adjusted promptly upon each receipt of such Borrowing Base Statement; provided however, notwithstanding the foregoing, if the Borrowing Base Statement required by Section 5.3(a) is not delivered by the respective date required thereunder, the Prime Rate Margin shall be one percent 1.00% until such Borrowing Base Statement is delivered. 12.2 – “Revolving Line” “Revolving Line” is an aggregate principal amount equal to $75,000,000. 12.2 – “Revolving Line Maturity Date” “Revolving Line Maturity Date” is November 2, 2026; provided that, notwithstanding the foregoing, the Revolving Line Maturity Date shall be the date that is one hundred twenty (120) days prior to the earliest maturity of the PubCo Notes, as they may be extended from time to time, in the event that all of the PubCo Notes have not converted to common equity securities of Outbrain Inc. prior to their stated maturity.

EXHIBIT A COMPLIANCE STATEMENT TO: SILICON VALLEY BANK Date: FROM: OUTBRAIN INC., ZEMANTA HOLDING USA INC. and ZEMANTA INC. Under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrowers and Bank (as amended, modified, supplemented and/or restated from time to time, the “Agreement”), Lead Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement. Please indicate compliance status by circling Yes/No under “Complies” column. Reporting Covenants Required Complies Monthly financial statements with Compliance Statement Monthly by the last day of the subsequent month Yes No Annual financial statements (CPA Audited) FYE within 180 days Yes No 10-Q, 10-K and 8-K Within 5 days after filing with SEC Yes No A/R & A/P Agings Monthly by the last day of the subsequent month Yes No Borrowing Base Statements Weekly no later than Monday of each week with respect to prior week when a Streamline Period is not in effect, monthly by the last day of the subsequent month end when a Streamline Period is in effect Yes No Board approved projections FYE within 45 days Yes No Financial Covenant Required Actual Complies Maintain as indicated: Minimum Fixed Charge Ratio __1.00:1.00 _____:1.00 Yes No N/A The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and correct as of the date of this Compliance Statement. The following are the exceptions with respect to the statements above: (If no exceptions exist, state “No exceptions to note.”) -----------------------------------------------------------------------------------------------------------------------------------------------

Schedule 1 to Compliance Statement Financial Covenants of Lead Borrower In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern. Dated: ____________________ I. Minimum Fixed Charge Coverage Ratio (Section 5.10) Required: Maintain at all times, as of the last day of each month when a Streamline Period is not effect, on a consolidated basis with respect to Borrower and its Subsidiaries, measured as of the end of each fiscal month on a trailing twelve (12) month basis, a Fixed Charge Coverage Ratio of at least 1.00 to 1.00. Actual: A. Net Income of Borrower $ B. To the extent included in the determination of Net Incomewith respect to clauses 1 through 11: 1. Interest Expense $ 2. Depreciation expense $ 3. Amortization expense $ 4. To the extent deducted in the calculation of Net Income, federal, state and local income taxes, whether paid, payable or accrued $ 5. Non-cash expenses reflected in Net Income in an amount not to exceed $2,500,000 in any fiscal year $ 6. Non-cash stock compensation expense 7. Costs, fees, expenses and reserves associated with (A) any equity offerings, Investments (including Acquisitions), Transfers, recapitalization, restructurings, and the incurrence or refinancings of Indebtedness, in each case as permitted herein; provided that the amount of such costs, fees, and expenses associated with non-successful transactions added back shall not exceed $5,000,000 in any fiscal year and (B) this Agreement and the other Loan Documents (including any amendments), whether or not successful $ 8. Costs and expenses pursuant to employee or management equity or stock plans in an amount not to exceed $2,500,000 in any fiscal year $ 9. Extraordinary, unusual, or nonrecurring non-cash charges $ 10. Litigations, investigations, damages, settlements, claims, and fines $ 11. Losses on Transfers of assets outside the ordinary course of business $ 12. Without duplication of any other pro forma adjustment to Net Income or EBITDA, the amount of “run rate” cost savings, operating expense reductions and synergies realized or expected to be realized as a result of mergers, consolidations, amalgamations and other business combinations, Acquisitions and other Investments, Transfers, divestitures, recapitalizations, $

restructurings, integration initiatives, insourcing initiatives, operating improvements, cost savings initiatives and other business optimization initiatives, actions or events (including, for the avoidance of doubt, any of the foregoing occurring prior to the Effective Date); provided that (A) such cost savings, operating expense reduction and synergies are reasonably identifiable, factually supportable and have been realized or are projected by Lead Borrower in good faith to be realized from such actions, and (B) actions resulting in such cost savings, operating expense reduction and synergies have been taken or are reasonably anticipated to be taken within twelve (12) months following the end of such period, net of the amount of actual benefits realized during such period therefrom (which cost savings, operating expense reductions and synergies shall be calculated on a pro forma basis as though such cost savings, operating expense reductions or synergies had been realized on the first day of such period), and Lead Borrower shall have provided a reasonably detailed statement or schedule of such cost savings, operating expense reductions and synergies and a certification in respect of the requirements set forth in this proviso, (B) no cost savings, operating expense reductions or synergies shall be added pursuant to this addback to the extent duplicative of any expenses or charges relating to such cost savings that are otherwise added back in the calculation of EBITDA for such period and (C) the aggregate amounts added back pursuant to clauses 10 and 12 shall not exceed twenty percent (20.0%) of EBITDA (calculated prior to giving effect to such addbacks) in the aggregate for any four consecutive fiscal quarter periods 13. Other add-backs to EBITDA approved by Bank on a case-by-case basis (such approval in its sole discretion) $ 14. The sum of lines 1 through 13 $ 15. To the extent increasing Net Income, gains on Transfers of assets outside the ordinary course of business $ C. EBITDA (line A plus line B.14 minus line B.15) $ D. Portion of taxes actually paid in cash during such period E. Consolidated capital expenditures (excluding the principal amount funded with Advances or other Permitted Indebtedness incurred in connection with such expenditures) $ F. Capitalized software expenses $ G. Restricted Payments made during such period $ H. Line C minus line D minus line E minus line F minus line G $ I. Interest Expense for such period $ J. Scheduled payments made during such period on account of principal of Indebtedness of Borrower and its consolidated Subsidiaries $ K. Capital lease payments made during such period by Borrower $ L. Line I plus line J plus line K $ M. Fixed Charge Coverage Ratio (line C divided by line L) Is line M equal to or greater than 1.00:1.00?

No, not in compliance Yes, in compliance

EXHIBIT B FORM OF NOTICE OF BORROWING OUTBRAIN INC., ZEMANTA HOLDING USA INC. and ZEMANTA INC. Date: ______________ To: Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: IMX Production Email: imxproduction@svb.com; dwong@svb.com RE: Second Amended and Restated Loan and Security Agreement dated as of November 2, 2021 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between OUTBRAIN INC., ZEMANTA HOLDING USA INC. and ZEMANTA INC. (collectively, “Borrowers”), and Silicon Valley Bank (the “Bank”) Ladies and Gentlemen: The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 1.8(a) of the Loan Agreement, of the borrowing of an Advance. 1. The Funding Date, which shall be a Business Day, of the requested borrowing is _______________. 2. The Currency of the requested borrowing is U.S. Dollars. 3. The aggregate amount of the requested Advance is $_____________. 4. The requested Advance shall consist of $___________ of Prime Rate Advances and [$]______ of LIBOR Advances. 5. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be [one month][three months][six months]. The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable: (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (b) no Event of Default has occurred and is continuing, or would result from such proposed Advance; and (c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the Availability Amount.

LEAD BORROWER OUTBRAIN INC. By: _______________________________________ Name: _____________________________________ Title: ______________________________________ For internal Bank use only LIBOR Pricing Date LIBOR LIBOR Variance Maturity Date ____%

EXHIBIT C FORM OF NOTICE OF CONVERSION/CONTINUATION OUTBRAIN INC., ZEMANTA HOLDING USA INC. and ZEMANTA INC. Date: To: Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054 Attention: IMX Production Email: imxproduction@svb.com; dwong@svb.com RE: Second Amended and Restated Loan and Security Agreement dated as of November 2, 2021 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between OUTBRAIN INC., ZEMANTA HOLDING USA INC. and ZEMANTA INC. (collectively, “Borrowers”), and Silicon Valley Bank (the “Bank”) Ladies and Gentlemen: The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 1.9 of the Loan Agreement, of the [conversion] [continuation] of the [Advances] specified herein, that: 1. The date of the [conversion] [continuation] is , 20___. 2. The aggregate amount of the proposed Advances to be [converted] is $ or [continued] is $ . 3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances. 4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be [one month][three months][six months]. The undersigned, on behalf of the Borrowers, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom: (a) no Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation]; and (b) the requested [conversion] [continuation] will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve).

LEAD BORROWER OUTBRAIN INC. By: _______________________________________ Name: _____________________________________ Title: ______________________________________ For internal Bank use only LIBOR Pricing Date LIBOR LIBOR Variance Maturity Date ____%